
Riley Exploration Permian, Inc. (REPX) DE
Riley Exploration - Permian, LLC DE
Tengasco Pipeline Corporation TN
Manufactured Methane Corporation TN
Tennessee Land & Mineral Corporation TN
Riley Permian Operating Company, LLC DE